Exhibit 21

TESCO CORPORATION SUBSIDIARIES

As of March 1, 2007

Tesco Products Ltd.

Tesco Canada International Inc.

Tesco Drilling Technology Limited

Tesco Drilling Technology Inc.

Tesco Services International Inc.

Tesco Corporation (US)

Tesco LP (US) Inc.

Tesco GP (US) Inc.

Tesco Holding I, LP

Tesco GP (CAN) LLC

Tesco LP (CAN) LLC

Tesco Holding II, LP

Tesco US Holding LP

Tesco Services Inc.

Casing Drilling Holdings Ltd.

Casing Drilling International Ltd.

Tesco Canada International (Middle East) FZE

Tesco Drilling Corporation (Netherlands) B.V.

Tesco Singapore PTE. Ltd.

PT. Tesco Indonesia

Tesco Corporation (UK) Limited

Tesco France SAS

Tesco Corporation (Norway) AS

Altesco Drilling Technology EURL

Drilling Innovation de Mexico, SA de CV

Personal Technico Para Servicios Petroleros SA de CV

Tesco do Brasil Servicios Petroleo

Tesco de Bolivia S.R.L.